Exhibit 2.1
AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER
Among
SSPF/CET OPERATING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY SUBSIDIARY L.P.,
COLUMBIA EQUITY, L.P.
AND
COLUMBIA EQUITY TRUST, INC.
Dated as of February 21, 2007

     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2007 (this “Amendment”), is entered into by and among SSPF/CET Operating Company LLC, a Delaware limited liability company (“Acquiror”), SSPF/CET OP Holding Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquiror (“Merger Subsidiary”), SSPF/CET OP Holding Company Subsidiary L.P., a Virginia limited partnership (“Partnership Merger Subsidiary”), Columbia Equity, L.P., a Virginia limited partnership (the “Partnership”), and Columbia Equity Trust, Inc., a Maryland corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of November 5, 2006, by and among the parties hereto (the “Merger Agreement”).
RECITALS
     WHEREAS, the parties desire to amend the Merger Agreement so as to increase the Company Merger Consideration from $19.00 to $19.50 and increase the Partnership Cash Merger Consideration from $19.00 to $19.50;
     WHEREAS, the Board of Directors of the Company, on behalf of the Company and on behalf of the Company as general partner of the Partnership, and Acquiror, Merger Subsidiary and Partnership Merger Subsidiary have approved this Amendment; and
     WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendment of Section 3.01. The reference to $19.00 in the definition of Company Merger Consideration in Section 3.01(b) of the Merger Agreement is hereby amended to be $19.50.
     2. Reference to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Agreement.
     3. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to November 5, 2006.
     4. Other Miscellaneous Terms. The provisions of Article 10 — General Provisions — of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as amended or modified hereby.

     5. No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SSPF/CET OPERATING COMPANY LLC
By:	/s/ Nathaniel R. Daly
	Name:	Nathaniel R. Daly
	Title:	Vice President

SSPF/CET OP HOLDING COMPANY LLC
By:	/s/ Nathaniel R. Daly
	Name:	Nathaniel R. Daly
	Title:	Vice President

SSPF/CET OP HOLDING COMPANY SUBSIDIARY by SSPF/CET OP Holding Company LLC, its general partners
By:	/s/ Nathaniel R. Daly
	Name:	Nathaniel R. Daly
	Title	Vice President

COLUMBIA EQUITY TRUST, INC.
By:	/s/ Oliver T. Carr, III
	Name:	Oliver T. Carr, III
	Title	Chairman, President and CEO

COLUMBIA EQUITY, L.P. by Columbia Equity Trust, Inc., its general partner
By:	/s/ Oliver T. Carr, III
	Name:	Oliver T. Carr, III
	Title	Chairman, President and CEO

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